Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated April 16, 2021, relating to the financial statements of Fundrise Growth eREIT VII, LLC as of December 31, 2020 and for the period from January 28, 2020 (Inception) through December 31, 2020, appearing in the Post-Qualification Offering Circular Amendment No. 2 which is part of this Regulation A Offering Statement.

We also consent to the reference to our firm under the heading “Experts” in such Regulation A Offering Statement.

/s/ RSM US LLP

McLean, Virginia

April 26, 2022